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Exhibit 4.10

REGISTRATION RIGHTS AGREEMENT

Dated as of January 22, 2004

between

ISTAR FINANCIAL INC.

and

BEAR, STEARNS & CO. INC.

REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (the "Agreement") is made and entered into this 22nd day of January, 2004, among iStar Financial Inc., a Maryland corporation (the "Company"), and Bear, Stearns & Co. Inc. (the "Initial Purchaser"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

        This Agreement is made pursuant to the Purchase Agreement, dated January 22, 2004, among the Company and the Initial Purchaser (the "Purchase Agreement"), which provides for the sale by the Company to the Initial Purchaser of 3,300,000 shares of its Series H Variable Rate Preferred Stock, par value $.0001 per share, with a liquidation preference of $25.00 per share (the "Securities"). In order to induce the Initial Purchaser to enter into the Purchase Agreement, the Company has agreed to provide to the Initial Purchaser and its direct and indirect transferees the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

        In consideration of the foregoing, the parties hereto agree as follows:

        1.    Definitions.    As used in this Agreement, the following capitalized defined terms shall have the following meanings:

        "1933 Act" shall mean the Securities Act of 1933, as amended from time to time.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Additional Amounts" shall have the meaning set forth in Section 2.4.

        "Articles Supplementary" shall mean the Articles Supplementary of the Series H Variable Rate Preferred Stock, dated as of January 22, 2004 (the "Articles Supplementary"), as the same may be amended from time to time.

        "Blackout Condition" shall have the meaning set forth in Section 3(e).

        "Blackout Default" shall have the meaning set forth in Section 2.4(a).

        "Charter" shall mean the Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time.

        "Closing Date" shall mean the Closing Time as defined in the Purchase Agreement.

        "Company" shall have the meaning set forth in the preamble and shall also include the Company's successors.

        "Default Day" shall have the meaning set forth in Section 2.5.

        "Depositary" shall mean The Depository Trust Company, or any other depositary appointed by the Company, provided, however, that such depositary must have an address in the Borough of Manhattan, in the City of New York.

        "Effectiveness Period" shall have the meaning set forth in Section 2.1(b).

        "Holder" shall mean the Initial Purchaser, for so long as it owns any Registrable Securities, and each of its successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities.

        "Initial Purchaser" shall have the meaning set forth in the preamble.

        "Majority Holders" shall mean the Holders of a majority of the outstanding Registrable Securities; provided, that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company and other obligors or any affiliate of the Company shall be disregarded in determining whether such consent or approval was given by the Holders of such required percentage amount.

        "Person" shall mean an individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

        "Prospectus" shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

        "Purchase Agreement" shall have the meaning set forth in the preamble.

        "Registrable Securities" shall mean the Securities; provided, however, the Securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to such Securities shall have been declared effective under the 1933 Act and such Securities shall have been disposed of pursuant to such Registration Statement, (ii) such Securities have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the 1933 Act or (iii) such Securities shall have ceased to be outstanding.

        "Registration Expenses" shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC, New York Stock Exchange ("NYSE") or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees, including, if applicable, the fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained by any holder of Registrable Securities in accordance with the rules and regulations of the NASD, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with the blue sky qualification of any of the Registrable Securities and any filings with the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on the NYSE, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (vii) the fees and expenses of any escrow agent or custodian, (viii) the reasonable fees and expenses of the Initial Purchaser in connection with the Shelf Registration, including the reasonable fees and expenses of counsel to the Initial Purchaser in connection therewith, (ix) the reasonable fees and disbursements of one firm of special counsel representing the Holders of Registrable Securities, and (x) any fees and disbursements of the underwriters customarily required to be paid by issuers or sellers of securities and the fees and expenses of any special experts retained by the Company in connection with any Registration Statement, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

        "Registration Statement" shall mean any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

        "SEC" shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.

        "Securities" shall have the meaning set forth in the preamble.

        "Shelf Registration" shall mean a registration effected pursuant to Section 2.1 hereof.

        "Shelf Registration Statement" shall mean a "shelf" registration statement on Form S-3 of the Company pursuant to the provisions of Section 2.1 of this Agreement which covers all of the Registrable Securities under Rule 415(a)(i)(x) under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

        2.    Registration Under the 1933 Act.

          2.1    Shelf Registration.

            (a)   The Company shall, for the benefit of the Holders, at the Company's cost, prepare and, as soon as reasonably practicable but not later than March 31, 2004, file with the SEC, and thereafter shall use its reasonable best efforts to cause to be declared effective under the 1933 Act as promptly as practicable on or before May 21, 2004, a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by the Majority Holders participating in the Shelf Registration and set forth in such Shelf Registration Statement, including, without limitation, a public underwritten offering of the Registrable Securities.

            (b)   Use its reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders for a period of two years from the date the Shelf Registration Statement is declared effective by the SEC, or for such shorter period that will terminate when all Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Registrable Securities (the "Effectiveness Period"); provided, however, that the Effectiveness Period in respect of the Shelf Registration Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the 1933 Act and as otherwise provided herein.

            (c)   Notwithstanding any other provisions hereof, use its reasonable best efforts to ensure that (i) any Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any Prospectus forming part of any Shelf Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          No Holder of Registrable Securities shall be entitled to include any of its Registrable Securities in any Shelf Registration pursuant to this Agreement unless and until such Holder agrees in writing to be bound by all of the provisions of this Agreement applicable to such Holder and furnishes to the Company in writing within 15 days after receipt of a request therefor, such information as the Company may, after conferring with counsel, reasonably request for inclusion in any Shelf Registration Statement or Prospectus included therein. Each Holder as to which any Shelf Registration is being effected agrees to furnish to the Company all information with respect to such Holder necessary to make the information previously furnished to the Company by such Holder not materially misleading.

        The Company shall not permit any securities other than Registrable Securities to be included in the Shelf Registration Statement. The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, as required by Section 3(b) below, and to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

          2.2    Expenses.    The Company shall pay all Registration Expenses in connection with the registration pursuant to Section 2.1. Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Shelf Registration Statement.

          2.3    Effectiveness.

            (a)   A Shelf Registration Statement pursuant to Section 2.1 hereof shall not be deemed to have become effective unless it has been declared effective by the SEC; provided, however, that if, after it has been declared effective, the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement shall be deemed not to have become effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume.

          If the Company fails to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, it shall give the Holders notice to suspend the sale of the Securities and shall extend the relevant period referred to above during which the Company is required to keep effective the Shelf Registration Statement by the number of days during the period from and including the date of the giving of such notice to and including the date when Holders shall have received copies of the supplemental or amended prospectus necessary to permit resales of the Securities or to and including the date on which the Company has given notice that the sale of Securities may be resumed, as the case may be.

          2.4    Additional Amounts.

            (a)   The Company and the Initial Purchaser agree that the Holders will suffer damages if the Company fails to fulfill its obligations under Section 2.1(a) hereof and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, the Company agrees to pay, as liquidated damages, additional amounts to the Holders ("Additional Amounts") under the circumstances and to the extent set forth below (each of which shall be given independent effect):

                (i)  if the Shelf Registration Statement has not been filed on or prior to March 31, 2004, then, commencing on April 1, 2004, Additional Amounts will accrue on the liquidation preference of the Securities at a rate of 0.25% per annum for the first 90 days immediately following March 31, 2004, and such Additional Amounts rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

               (ii)  if the Shelf Registration Statement is not declared effective by the SEC on or prior to May 21, 2004, then, commencing on May 22, 2004, Additional Amounts shall accrue on the liquidation preference of the Securities at a rate of 0.25% per annum for the first 90 days immediately following May 22, 2004, and such Additional Amounts rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

              (iii)  if the Shelf Registration Statement is suspended as a result of a Blackout Condition, as hereinafter defined, for more than 90 days or more than two times in any twelve-month period for an aggregate of more than 90 days (a "Blackout Default"), Additional Amounts will accrue on the liquidation preference of the Securities at a rate of 0.25% per annum for the first 90 days immediately following a Blackout Default, and such Additional Amounts rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

    provided, however, that the Additional Amounts rate on the Securities may not accrue under more than one of the foregoing clauses (i), (ii) and (iii) at any one time and at no time shall the aggregate amount of Additional Amounts accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the applicable Shelf Registration Statement as required hereunder (in the case of clause (i) above of this Section 2.4), (2) upon the effectiveness of the Shelf Registration Statement as required hereunder (in the case of clause (ii) of this Section 2.4), or (3) upon the termination of any suspension which resulted in a Blackout Default (in the case of clause (iii) of this Section 2.4). Additional Amounts on the Securities in respect of which such events relate as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

            (b)   The Company shall notify the Initial Purchaser within one business day after each and every date on which an event occurs in respect of which Additional Amounts are required to be paid. Any Additional Amounts due pursuant to (a)(i), (a)(ii) or (a)(iii) of this Section 2.4 will be payable in cash on the same dates that regular dividends are paid on the Securities (to the Holders of record entitled to receive such dividends), commencing with the first such date occurring after any such Additional Amounts commence to accrue. The amount of Additional Amounts will be determined by multiplying the applicable Additional Amounts rate by the liquidation preference of the Securities, multiplied by a fraction, the numerator of which is the number of days such Additional Amounts rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed), and the denominator of which is 360.

        3.    Registration Procedures.    In connection with the obligations of the Company with respect to Registration Statements pursuant to Section 2.1 hereof, the Company shall:

          (a)   prepare and file with the SEC a Registration Statement, within the relevant time period specified in Section 2.1, on Form S-3 under the 1933 Act, which form (i) shall be available for the sale of the Registrable Securities by the selling Holders thereof, (ii) shall comply as to form in all material respects with the requirements of Form S-3 and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, and (iii) shall use its reasonable best efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2.1 hereof;

          (b)   prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary under applicable law to keep such Registration Statement continuously effective for the applicable period; and cause each Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and comply with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder applicable to them with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

          (c)   (i) notify each Holder of Registrable Securities, at least five business days prior to filing, that a Shelf Registration Statement with respect to the Registrable Securities is being filed and advise such Holders that the distribution of Registrable Securities shall be made in accordance with the method selected by the Majority Holders participating in the Shelf Registration; (ii) furnish to each Holder of Registrable Securities and to each underwriter of an underwritten offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request, including financial statements and schedules and, if the Holder so requests, all exhibits in order to facilitate the public sale or other disposition of the Registrable Securities; and (iii) hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

          (d)   use its best efforts to register or qualify the Registrable Securities under all applicable state securities or "blue sky" laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement and each underwriter of an underwritten offering of Registrable Securities shall reasonably request by the time the applicable Registration Statement is declared effective by the SEC, and do any and all other acts and things which may be reasonably necessary or advisable to enable each such Holder and underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

          (e)   notify promptly each Holder of Registrable Securities under the Shelf Registration in writing promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (v) of the happening of any event or the discovery of any facts during the period the Shelf Registration Statement is effective which makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vii) of the determination of the Board of Directors of the Company in good faith to suspend the availability of the Shelf Registration Statement and the related Prospectus because the disclosure required thereby would adversely affect a material financing, acquisition, disposition, reorganization or other material transaction involving the Company or any of its subsidiaries (such condition, a "Blackout

  Condition"), and (viii) of any determination by the Company that a post-effective amendment to such Registration Statement would be appropriate;

          (f)    furnish counsel for the Holders of Registrable Securities copies of any comment letters received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

          (g)   make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

          (h)   furnish to each Holder of Registrable Securities, and each underwriter, if any, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules (without documents incorporated therein by reference and all exhibits thereto, unless requested);

          (i)    cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the Charter or Articles Supplementary) and registered in such names as the selling Holders or the underwriters, if any, may reasonably request at least two business days prior to the closing of any sale of Registrable Securities;

          (j)    upon the occurrence of any event or the discovery of any facts, each as contemplated by Section 3(e)(v) and Section 3(e)(vi) hereof, as promptly as practicable after the occurrence of such an event, use its reasonable best efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus shall not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or shall remain so qualified. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

          (k)   a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus after initial filing of a Registration Statement, provide copies of such document to the Initial Purchaser on behalf of such Holders; and make representatives of the Company as shall be reasonably requested by the Holders of Registrable Securities available for discussion of such document;

          (l)    provide printed certificates for the Registrable Securities;

          (m)  enter into agreements (including underwriting agreements) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

              (i)  make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings as may be reasonably requested by them;

             (ii)  obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and their counsel, if any, and the Holders of a majority of the Registrable Securities being sold) addressed to each selling Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;

            (iii)  obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriters, if any, and use reasonable efforts to have such letter addressed to the selling Holders of Registrable Securities (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts), such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters to underwriters in connection with similar underwritten offerings;

            (iv)  enter into a securities sales agreement with the Holders and an agent of the Holders providing for, among other things, the appointment of such agent for the selling Holders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

             (v)  if an underwriting agreement is entered into, cause the same to set forth indemnification provisions and procedures substantially equivalent to the indemnification provisions and procedures set forth in Section 4 hereof with respect to the underwriters and all other parties to be indemnified pursuant to said Section or, at the request of any underwriters, in the form customarily provided to such underwriters in similar types of transactions; and

            (vi)  deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the Holders of the Registrable Securities being sold and the managing underwriters, if any.

  The above shall be done at (A) the effectiveness of such Registration Statement (and each post-effective amendment thereto) and (B) each closing under any underwriting or similar agreement as and to the extent required thereunder;

          (n)   make available for inspection by representatives of the Holders of the Registrable Securities or any underwriters participating in any disposition pursuant to the Shelf Registration Statement and any counsel or accountant retained by any of the foregoing, all financial and other records, pertinent corporate documents and properties of the Company reasonably requested by any such persons, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, special counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Holders. Records which the Company determines in good faith to be confidential and any records which the Company notifies such representatives are confidential (collectively, "Records") shall not be disclosed by such representatives unless (i) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in such Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is necessary in connection with any action, suit or proceeding; (iii) the information in such Records has been made generally available to the public; or (iv) such information becomes available to any such representatives from a source other than the Company and such source is not bound by a confidentiality agreement. Each selling Holder of such Registrable Securities shall be required to agree in writing that information obtained by it as a result of such inspections shall be deemed confidential, shall not be communicated to any third-party (other than its agents and affiliates (who shall also be subject to the confidentially requirements of this paragraph) on a "need-to-know" basis and except as provided in clauses (i), (ii), (iii) and (iv) of the preceding sentence) and shall not be used by it as the basis for any market transaction in the securities of the Company unless and until such is made generally available to the public. Each selling holder of such Registrable Securities shall be required to further agree in writing that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense to undertake appropriate action to prevent disclosure of the Records deemed confidential;

          (o)   a reasonable time prior to filing any Shelf Registration Statement, any Prospectus forming a part thereof, any amendment to such Shelf Registration Statement or amendment or supplement to such Prospectus, provide copies of such document to the Holders of Registrable Securities, to counsel for the Holders and to the underwriter or underwriters of an underwritten offering of Registrable Securities, if any, make such changes in any such document prior to the filing thereof as the counsel to the Holders or the underwriter or underwriters reasonably request and not file any such document in a form to which the Majority Holders, counsel for the Holders of Registrable Securities or any underwriter shall not have previously been advised and furnished a copy of or to which the Majority Holders, counsel to the Holders of Registrable Securities or any underwriter shall reasonably object, and make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders of Registrable Securities, counsel for the Holders of Registrable Securities or any underwriter;

          (p)   otherwise comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder; and

          (q)   cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter and its counsel (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD).

        The Company may (as a condition to such Holder's participation in the Shelf Registration) require each Holder of Registrable Securities to furnish to the Company such information regarding the Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing or as the SEC may require. The Company shall have no obligation to register under the Securities Act the Registrable Securities of a seller who so fails to furnish such information.

        Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts, each of the kind described in Section 3(e)(v) hereof, or upon a determination by the Board of Directors of the Company of a Blackout Condition pursuant to Section 3(e)(vii) hereof, such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until (a) in the case of a notice pursuant to Section 3(e)(v), such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(j) hereof, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) all copies in such Holder's possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice and (b) in the case of a notice pursuant to Section 3(e)(vii), until the expiration of 90 days from delivery of the notice. Notwithstanding anything contained herein to the contrary, in connection with a Blackout Condition, the Company may only suspend the Shelf Registration Statement twice in any twelve (12) month period for an aggregate of ninety (90) days from the delivery of the relevant deferral notices.

        If any of the Registrable Securities covered by the Shelf Registration Statement are to be sold in an underwritten offering, the underwriter or underwriters and manager or managers that will manage such offering shall be selected by the Majority Holders of such Registrable Securities included in such offering and shall be acceptable to the Company. No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

        4.    Indemnification; Contribution.

          (a)   The Company agrees to indemnify and hold harmless each Holder, each Person who participates as an underwriter (any such Person being an "Underwriter") and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

              (i)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the 1933 Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

             (ii)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4(d) below) any such settlement is effected with the written consent of the Company; and

            (iii)  against any and all expense whatsoever, as incurred (including the fees and any and all disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or subparagraph (ii) above;

  provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

          (b)   Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Company, each underwriter and the other selling Holders, and each of their respective directors and officers, and each Person, if any, who controls the Company, any Underwriter or any other selling Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Shelf Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in the Shelf Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Shelf Registration Statement.

          (c)   Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connections with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, (iii) the indemnifying party does not diligently defend the action after assumption of the defense, or (iv) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless (x) such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, and (y) the indemnifying party confirms in writing its indemnification obligations hereunder with respect to such settlement, compromise or judgment.

          (d)   If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 4(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

          (e)   If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Holders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

        The relative fault of the Company on the one hand and the Holders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Holders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

        Notwithstanding the provisions of this Section 4, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it were offered exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

        No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Holder's respective obligations to contribute pursuant to this Section 4 are several in proportion to the liquidation value of Securities set forth opposite their respective name in Schedule A to the Purchase Agreement and not joint.

        5.    Miscellaneous.

          5.1    Rule 144 and Rule 144A.    For so long as the Company is subject to the reporting requirements of Section 13 or Section 15 of the 1934 Act, the Company covenants that it shall file the reports required to be filed by it under the 1933 Act and Section 13(a) or Section 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it shall upon the request of any Holder of Registrable Securities (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the 1933 Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the 1933 Act and it shall take such further action as any Holder of Registrable Securities may reasonably request, and (c) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such Holder to sell its Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (i) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, (ii) Rule 144A under the 1933 Act, as such Rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

          5.2    No Inconsistent Agreements.    The Company has not entered into and the Company shall not after the date of this Agreement enter into any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not and shall not for the term of this Agreement in any way conflict with the rights granted to the Holders of the Company's other issued and outstanding securities under any such agreements.

          5.3    Amendments and Waivers.    The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Majority Holders affected by such amendment, modification, supplement, waiver or departure.

          5.4    Notices.    All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (a) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 5.4, which address initially is the address set forth in the Purchase Agreement with respect to the Initial Purchaser; and (b) if to the Company, initially at the Company's address set forth in the Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 5.4.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

          5.5    Successor and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Articles Supplementary. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and, if applicable, the Purchase Agreement, and such person shall be entitled to receive the benefits hereof.

          5.6    Specific Enforcement.    Without limiting the remedies available to the Holders, the Company acknowledges that any failure by the Company to comply with its obligations under Section 2.1 through Section 2.3 hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Initial Purchaser or any Holder may obtain such relief as may be required to specifically enforce the Company's obligations under Section 2.1 through Section 2.3 hereof.

          5.7    Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          5.8    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          5.9    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

          5.10    Severability.    In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

iSTAR FINANCIAL INC.
		By:	/s/ CATHERINE D. RICE Name: Catherine D. Rice Title: Chief Financial Officer
CONFIRMED AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:
BEAR, STEARNS & CO. INC.
By:	/s/ CHRIS O'CONNOR Name: Chris O'Connor Title: Authorized Signatory

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REGISTRATION RIGHTS AGREEMENT